EXHIBIT 10.1


                                                                  EXECUTION COPY






                              AMENDED AND RESTATED
                               PURCHASE AGREEMENT


                                     Between


                          METROPOLIS REALTY TRUST, INC.


                                 on the one hand


                                       and


                       JAMESTOWN 1290, L.P., as Purchaser


                                on the other hand


                             Dated as of May 7, 2002

                  This AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement") is made as of the 7th day of May, 2002, between METROPOLIS REALTY TRUST, INC., a Maryland corporation, ("Owner"), and JAMESTOWN 1290, L.P., a Delaware limited partnership ("Purchaser").


                                   RECITALS :

                  Owner,  through  1290  Partners,   L.P.,  a  Delaware  limited
             partnership and a wholly owned subsidiary of Owner ("1290 Partners"), is the owner and holder of the fee simple estate in and to those certain plots, pieces and parcels of land (collectively, the "Land") commonly known as 1290 Avenue of the Americas, New York, New York and more particularly described in Schedule A, together with the buildings and other improvements located on the Land (the building located on the Land, containing approximately 2,000,000 square feet, being referred to as the "Building"; the fixtures equipment, furnishings, supplies and other personal property of every nature, tangible and intangible, owned by Owner and used in connection with the Building, being referred to as the "Personalty," and the Building, the Land and the Personalty being collectively referred to as the "Property").

                  Purchaser  and 1290  Partners  are parties to the Purchase and
             Sale Agreement, dated as of April 16, 2002 (the "Original Purchase and Sale Agreement"), and Purchaser, 1290 Partners and Owner hereby desire to amend and restate the Original Purchase and Sale Agreement in its entirety in accordance with the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                  1. DEFINITIONS.

Actions                                                      Section 10(a)(vi)
Additional Rent                                              Section 7(b)(x)
Agreement                                                    Preamble
AP-1290                                                      Section 4(h)
AP-1290 Obligations                                          Section 4(h)
Apportionment Date                                           Section 7(a)
AREIF                                                        Section 4(h)
Assumed Obligations                                          Section 7(j)
Base Rents                                                   Section 7(b)(i)
Broker                                                       Section 13(a)
Brokerage Agreements                                         Section 10(a)(xi)
Building                                                     Recitals
business day                                                 Section 4(e)

Closing                                                      Section 16(a)
Closing Date                                                 Section 16(a)
Closing Statement                                            Section 7(a)
Commitment                                                   Section 6(a)
Confidentiality Letter                                       Section 27(b)
Contracts                                                    Section 3(b)
Contractual Cure Items                                       Section 6(c)
Control                                                      Section 26(d)
Damages                                                      Section 10(a)
Default Rate                                                 Section 7(i)
Deposit                                                      Section 4(a)
Eligible Assignee                                            Section 26(d)
Environmental Report                                         Section 3(b)
ERISA                                                        Section 10(b)(ii)
Escrow Agent                                                 Section 4(a)
Exceptions                                                   Section 6(a)
Exchange Act                                                 Section 8(f)
Existing Loan                                                Section 10(a)(xv)
Existing Loan Documents                                      Section 10(a)(xv)
FIRPTA                                                       Section 15(a)(xii)
Independent Accountant                                       Section 7(h)
Land                                                         Recitals
Leases                                                       Section 3(b)(iv)
Leasing Commissions                                          Section 7(j)
Limited Partnership Agreement                                Section 4(h)
Limitation Period                                            Section 10(a)
Loan                                                         Section 2(b)
Loan Term Sheet                                              Section 2(b)
Major Leases                                                 Section 8(a)(iii)
Major Tenant                                                 Section 9(a)(iv)
Material Damage                                              Section 11(b)
Material Taking                                              Section 12(b)
Notices                                                      Section 17
Original Purchase and Sale Agreement                         Recitals
Overage Rent                                                 Section 7(b)(iii)
Owner Related Parties                                        Section 3(d)
Owner                                                        Preamble
Owner Closing Certification                                  Section 9(a)(x)

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Owner Common Stock                                           Section 9(a)(vi)
Owner's Knowledge                                            Section 10(a)(ii)
Permitted Encumbrances                                       Section 5
Personalty                                                   Recitals
Persons                                                      Section 26(d)
Property                                                     Recitals
Property Taxes                                               Section 7(a)(ii)
Purchase Price                                               Section 4
Purchaser                                                    Preamble
Purchaser Closing Certificate                                Section 9(b)(v)
Purchaser's Knowledge                                        Section 10(b)(iv)
Purchaser's Representatives                                  Section 3
Reconciliation Statement                                     Section 7(h)
Rent Audit                                                   Section 7(b)(viii)
Rents                                                        Section 7(a)(i)
Representation                                               Section 10(a)
SEC                                                          Section 8(f)
SEC Disclosure Documents                                     Section 8(f)
Security Deposits                                            Section 10(a)(iv)
Scheduled Closing Date                                       Section 16(a)
Special Committee                                            Section 8(c)
Superior Offer                                               Section 8(c)
Unsolicited Offer                                            Section 8(c)
Survey                                                       Section 6(a)
Taking                                                       Section 12(a)
Tenant Improvements                                          Section 7(j)
Third Party Information                                      Section 33(c)
Title Company                                                Section 6(a)
Title Objections                                             Section 6(a)
Trust                                                        Section 10(b)(i)
1290 Partners                                                Recitals
Unsolicited Offer                                            Section 8(c)
Utilities                                                    Section 7(e)
Voting Agreements                                            Section 8(e)

                  2. TERMS AND STRUCTURE OF PURCHASE.

                       (a) Owner hereby agrees to sell, transfer and convey the Property to Purchaser, and Purchaser hereby agrees to purchase and accept the Property from Owner, in each case on and subject to the other terms and conditions set forth in this Agreement.

                       (b) Not later than two (2) days prior to the Closing, Purchaser or a designee of Purchaser hereby agrees to lend to Metropolis Realty Holdings LLC, a Delaware limited liability company which at such time shall hold approximately 99.9% of the issued and outstanding shares of Owner, an amount equal to Two Hundred Million Dollars ($200,000,000) (the "Loan") on such terms as set forth in the Term Sheet attached hereto as Exhibit 1-A (the "Loan Term Sheet").

                  3. COMPLETION OF DUE DILIGENCE.

                       (a) Purchaser has completed its review and due diligence with respect to the Property. Subject to the provisions of Section 3(c), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively, the "Purchaser's Representatives") shall have the right through the Closing Date (unless this Agreement is earlier terminated in accordance with its terms), from time to time, upon the advance written notice required pursuant to, and in accordance with, Section 3(c), to enter upon and pass through the Property during normal business hours to examine and inspect the same.

                       (b)  Owner  has  delivered  and  Purchaser   acknowledges
receipt of all of the following:

                            (i) plans and specifications for the construction of
the Building;

                            (ii)  engineering  reports  relating to the Premises
that have been issued or published in the past two years;

                            (iii)  copies of the  organizational  documents  for
Owner and 1290 Partners, including the limited partnership agreement for Owner, all amendments thereto, and all organizational documents filed with the Delaware Secretary of State;

                            (iv)  copies  of all the (x)  leases,  licenses  and
occupancy agreements demising space at the Premises, including all amendments, modifications and supplements thereto; and (y) guarantees relating to any of the foregoing leases, licensees and occupancy agreements (the items described in clauses (x) and (y) above collectively, the "Leases");

                            (v) copies of the service,  maintenance,  supply and
other material agreements relating to the operation of the Premises pursuant to which there is a current or future obligation of Owner, together with all amendments, modifications and supplements relating thereto set forth on Exhibit D hereto, except for those agreements that Purchaser has notified Owner in writing prior to the Closing Date that Purchaser will not assume hereunder (collectively the "Contracts");

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

                            (vi) copies of financial books and records  relating
to the operation of the Premises;

                            (vii) a copy of the most recent  as-built  survey of
the Premises;

                            (viii) a copy of Owner's  policy of title  insurance
on the Premises, together with copies of all exceptions set forth in such policy of title insurance on the Property;

                            (ix) [Intentionally deleted]

                            (x) a copy of that phase I environmental  assessment
prepared for GE Capital Corporation by Vertex Engineering, dated August, 1999 (the "Environmental Report");

                            (xi) copies of all  certificates of occupancy issued
with respect to the Premises;

                            (xii) copies of all unexpired  product and equipment
warranties for the Building, including, without limitation, any roof warranties;

                            (xiii)  a copy  of most  the  recent  ACP-5  for the
Premises;

                            (xiv) a copy of the most recent  local law 10 report
for the Premises;

                            (xv) a copy of the most  recent  RPI  filed  for the
Premises; and

                            (xvi)  copies of the  five-year  loss history of the
Premises for insurance purposes.

                       (c)  In  conducting   any  inspection  of  the  Property,
Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of the Purchaser's Representatives shall interfere with the business of Owner conducted at the Property or disturb the use or occupancy of any occupant of the Property, or damage the Property. In conducting the foregoing inspection, Purchaser and Purchaser's Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming under or through such tenants). Purchaser shall schedule and coordinate all such inspections with Owner; provided, however, that (i) Purchaser shall give Owner reasonable prior notice before each such entry, (ii) each such notice shall include sufficient information identifying which of Purchaser's Representatives are to conduct such inspection and permitting Owner to review the scope of the proposed inspection, and (iii) neither Purchaser nor Purchaser's Representatives shall cause or permit any borings, drillings or samplings to be done on the Property without Owner's prior written consent in each instance. Purchaser agrees to pay to Owner on demand the cost of repairing and restoring any damage which Purchaser or Purchaser's Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser's Representatives relating to such inspection of the Property shall be at the sole expense of Purchaser. In connection with any inspections conducted by Purchaser or Purchaser's Representatives, Purchaser shall:

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                            (i) permit  Owner to have a  representative  present
during all such inspections;

                            (ii) take all actions and implement all  protections
(in each case consistent with industry practice) necessary to ensure that all actions taken in connection with such inspections, and the equipment, materials, and substances generated, used or brought onto the Property, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other persons;

                            (iii)  furnish  to Owner,  at no cost or  expense to
Owner, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports generated by third parties not affiliated with Purchaser;

                            (iv)  maintain  or  cause  to  be   maintained,   at
Purchaser's expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations contained in Section 3(d) hereof. Purchaser shall deliver a certificate evidencing such insurance to Owner upon request; and

                            (v) not  allow any such  inspections  or any and all
other activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished).

                       (d) Purchaser agrees to indemnify and hold Owner and its affiliates and their respective shareholders, officers, directors, partners, principals, members, employees and agents, and any successors or assigns of the foregoing (collectively with Owner, the "Owner Related Parties") harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by any of the Owner Related Parties arising from or by reason of Purchaser's and/or Purchaser's Representatives' inspection of, the Property, or any tests, inspections or other due diligence conducted by or on behalf of Purchaser (whether or not the same shall occur on or prior to the date hereof), except that the foregoing will not be construed to cover the negligence, willful misconduct or bad faith of any Owner Related Party, or any actions required to be taken by law as a result of the findings generated by Purchaser's activities; provided, however, that Purchaser agrees to use commercially reasonable efforts to maintain confidential and not to disclose any of its findings to any third party (other than to persons acting on its behalf, and to potential lenders and potential investors, and to any other parties to whom disclosure may be required by law) without the prior written consent of Owner, including without limitation, any governmental authority.

                  4. PURCHASE PRICE.

                  The purchase price  ("Purchase  Price") for the Premises shall
be  Seven   Hundred   Forty-Five   Million   Five   Hundred   Thousand   Dollars
($745,500,000). The Purchase Price shall be payable as follows:

                       (a) Prior to the execution of this Agreement by Purchaser, Purchaser has delivered to Fidelity National Title Insurance Company, Atlanta Office, as escrow agent (when acting as escrow agent, the "Escrow Agent"), the amount of Twenty Five Million Dollars ($25,000,000) by wire transfer in immediately available federal funds to the escrow account of Escrow Agent in accordance with the wire instructions set forth on Exhibit 1 (such deposit which is made pursuant to this subsection (a), together with any additions thereto made by Purchaser pursuant to Section 16(b), and all interest accrued thereon, the "Deposit"), and the Escrow Agent hereby acknowledges the receipt thereof;

                       (b) Escrow Agent has caused, and shall cause, the Deposit
to be invested in commercial paper, corporate promissory notes or other obligations maturing on or prior to Closing, and, as at any date of determination, rated A or better (or, in the case of commercial paper, A-1 or better) by S&P, or, A2 or better (or, in the case of commercial paper, P-1 or better) by Moody's, or insured certificates of deposit maturing on or prior to Closing of any commercial bank that is a member of the Federal Reserve System, the short-term obligations of which are rated A2 or better by Moody's and A or better by S&P, as designated in writing from time to time by Purchaser to Escrow Agent (provided, that Purchaser shall not designate any such investment which has a maturity date occurring after the Closing Date). Escrow Agent shall not be liable for (1) any loss of such investment (unless due to Escrow Agent's gross negligence or willful misconduct) or (2) any failure to attain a favorable rate of return on such investment. Escrow Agent shall deliver the Deposit, to Owner or to Purchaser, as the case may be, under the following conditions:

                            (i) The Deposit  shall be  delivered to Owner on the
Closing Date upon receipt by Escrow Agent of a statement executed by Owner and Purchaser that the Deposit may be released; or

                            (ii)  The  Deposit   shall  be  delivered  to  Owner
following receipt by Escrow Agent of written demand therefor from Owner stating that Purchaser has defaulted in the performance of any of its material obligations required to be performed by Purchaser on or prior to the Closing (which notice will generally state the basis for the claim of default) if Purchaser shall not have given written notice of objection in accordance with the provisions set forth below in Section 4(c); provided, however, if Owner only demands a portion of the Deposit, Escrow Agent shall only deliver such portion of the Deposit to Owner and the remainder of the Deposit shall be delivered by Escrow Agent to Purchaser; or

                            (iii) The Deposit  shall be  delivered  to Purchaser
following receipt by Escrow Agent of written demand therefor from Purchaser stating that Owner has defaulted in the performance of any of its material obligations required to be performed by Owner on or prior to the Closing (which notice will generally state the basis for the claim of default) or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, if Owner shall not have given written notice of objection in accordance with the provisions set forth below in Section 4(c); or

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

                            (iv) The Deposit  shall be delivered to Purchaser or
Owner as directed by joint written instructions of Owner and Purchaser.

                       (c) Upon the filing of a written demand for the Deposit by Owner or Purchaser, pursuant to subsection (ii) or (iii) above, Escrow Agent shall promptly give written notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within ten (10) days after such party's receipt of written notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit until (i) Escrow Agent receives joint written notice from Owner and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Owner and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending and notify Owner and Purchaser in writing that it has deposited the Deposit with such clerk, or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent's option, in order to terminate Escrow Agent's duties hereunder, including but not limited to depositing the Deposit (and notifying Owner and Purchaser that it has deposited the Deposit) in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Owner or Purchaser is the losing party.

                       (d) Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Owner or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Owner and delivered to the Escrow Agent, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Owner and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of Escrow Agent's fees and expenses with respect to any interpleader action incurred in connection with this Agreement), and such liability shall be joint and several; provided that, as between Purchaser and Owner, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement from the other of any such expenses paid to Escrow Agent. If the Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Purchaser or Owner that, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit, until any of the events described in clauses (i); (ii) or (iii) of Section 4(c) occurs. After delivery of the Deposit in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

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


                       (e) Escrow Agent shall have the right at any time to resign upon ten (10) business days prior written notice to Owner and Purchaser. Owner and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Owner and Purchaser a bank or trust company, located in New York City, with a minimum net worth of $2,000,000,000, to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit, to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Owner and Purchaser an assumption agreement whereby it assumes all of Escrow Agent's obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder. As used in this Agreement, the term "business day" shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

                       (f) At the Closing, the Deposit shall be a credit against the Purchase Price, and Purchaser shall deliver on the Closing Date by wire transfer of immediately available federal funds to an account designated by Owner no later than two (2) business days prior to Closing an amount equal to the Purchase Price less the Deposit, subject to adjustments and apportionments as set forth herein.

                       (g) All monies payable by Purchaser at the Closing under this Agreement, unless otherwise specified in this Agreement, shall be paid by Purchaser causing said amount to be wire transferred to a bank or banks in the United States advised in writing by Owner in immediately available federal funds for credit to such bank account or accounts, and divided into such amounts as may be required to consummate the transactions contemplated by this Agreement.

                       (h) To the extent AP-1290 LLC, a Delaware limited liability company ("AP-1290"), shall not make all or any portion of its (i) $82,625,000 initial capital contribution and (ii) $1,100,000 payment for its portion of the closing costs for the new loan for the Property (the "AP-1290 Obligations") in accordance with and subject to the terms of that certain
Limited Partnership Agreement, dated as of the date hereof (the "Limited Partnership Agreement"), by and among JT 1290 Corp., Jamestown 1290 Partners, and AP-1290, then, (i) Purchaser may deliver a note made by Apollo Real Estate Investment Fund, L.P. ("AREIF") in favor of Owner in an amount not to exceed $83,725,000, which note shall be secured by any dividends otherwise payable by Owner from the proceeds of the sale hereunder, to AREIF, (ii) Owner shall have a security interest in the dividends payable to AREIF and immediately upon receipt of such dividends AREIF shall pay the face amount of the note, and (iii) Purchaser shall receive a credit against the Purchase Price in an amount equal to face amount of such note.

                  5. STATUS OF TITLE.

                  Subject to the terms and provisions of this Agreement, on the Closing Date the Property shall be subject only to the exceptions listed on
Exhibit 2 attached hereto and made a part hereof and matters approved and deemed approved hereunder and to the following (collectively, the "Permitted Encumbrances"):

                       (a) Property Taxes which are a lien but not yet due and payable, subject to proration in accordance with Section 7;

                       (b) any utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Property, provided that the same do not materially adversely affect the present use of the Property;

                       (c) the Leases in effect at the Closing and the rights and interests held by tenants, as tenants only, under such Leases and all persons claiming by, through or under such tenants; provided, however, the foregoing is not intended to waive any condition to the Closing relating to the breach of any representation or warranty relating to Leases;

                       (d) the terms and conditions of the Existing Loan Documents, provided that Owner shall be responsible for the payment of all sums secured by the Existing Loan Documents;

                       (e)  building  codes  and  restrictions   heretofore  and
hereafter adopted by any public agency;

                       (f) right, lack of right or restrictions on the right of any owner of the Property to construct or maintain any vault or vaulted area in or under the sidewalks abutting the Property, any licensing statute, ordinance or regulation, and the terms of any license pertaining thereto, and any fees for vault space which may hereafter be assessed;

                       (g)  present   and  future   zoning   laws,   ordinances,
resolutions, orders and regulations of all municipal, county, state and federal governments having jurisdiction over the Property and the use thereof;

                       (h) all municipal violations of record;

                       (i) possible lack of or revocable nature of the right, if any, to maintain or use any space, facilities or appurtenances outside the building lines, whether on, over or under the land, including, without limitation, all vaults, signs and sidewalk openings;

                       (j) any state of facts shown on the Survey (as hereinafter defined), and any change since the date of such Survey that an accurate survey of the Property or a physical inspection thereof would, disclose, including without limitation, all encroachments and projections of the Property upon or over streets or adjacent premises and all encroachments and projections on or over the Property or any variations between tax lot lines and lines of record title of the Property, provided that such changes do not render title unmarketable;

                       (k) any lien or encumbrance caused by Purchaser or any of its agents.

                  6. TITLE INSURANCE; LIENS.

                       (a) Purchaser acknowledges receipt from Owner on or prior to the date hereof of an as-built ALTA survey of the Property, dated June 7, 1963 and last redated March 18, 2002 (the "Survey") and a commitment for an owner's policy of title insurance dated January 8, 2002 (the "Commitment") with respect to Owner's ownership of the Property from Fidelity National Title Insurance Company, Atlanta Office (the "Title Company"). Owner acknowledges that Purchaser may obtain title insurance and subsequent title searches and continuations from any nationally recognized title insurance company.

                            (i)  Prior  to  the  execution  of  this  Agreement,
Purchaser shall have notified Owner in writing if the Commitment or Survey shall set forth any material liens, encumbrances, encroachments or other title exceptions, other than the Permitted Encumbrances, to which Purchaser does not consent, and which are not otherwise permitted hereunder (each, an "Exception"), and such notice shall specify the Exceptions to which Purchaser objects (the "Title Objections"). If Purchaser has not delivered such notice prior to the execution of this Agreement, Purchaser shall be deemed to have waived its right to object to any Exceptions (and the same shall not be deemed Title Objections and shall be deemed Permitted Encumbrances), except as to matters arising after the date of the Commitment, which shall be subject to the terms forth in Section 6(d). If Purchaser shall deliver such notice prior to execution of this Agreement, any Exceptions which are not objected to in such notice shall not constitute Title Objections and shall be deemed Permitted Encumbrances.

                       (b) If Owner notifies Purchaser within ten (10) days after the Owner's receipt of any notice of any Title Objection that it is unable or unwilling to eliminate any such Title Objection which is not a Contractual Cure Item, then unless the same is waived by Purchaser, Purchaser may elect by written notice to Owner delivered within ten (10) days after receipt of such notice from Owner to (i) accept the title to the Property subject to such Title Objection without abatement of the Purchase Price, in which event such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, or
(ii) terminate this Agreement, in which event Purchaser shall be entitled to a return of the Deposit. Upon the timely giving of any termination notice under clause (ii), this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

                       (c) Owner shall be required, at or prior to the Closing, to take one of the following actions with respect to any Contractual Cure Item:
(x) to satisfy such Contractual Cure Item (by payment, bonding or otherwise), or
(y) to cause such Contractual Cure Item to be satisfied by delivery to the Title Company at the Closing of an affidavit or other document required by the Title Company. The following shall constitute "Contractual Cure Items": (i) Property Taxes then due and payable as of the Closing Date and not being apportioned by the parties pursuant to Section 7; (ii) any Title Objections which arise from the act or failure to act of Owner and can be removed by the payment of a liquidated sum of money and (iii) those items listed on Exhibit 3.

                       (d) Purchaser shall have the right to update the Commitment prior to Closing and make objection by written notice to Owner with respect to any matter which arises after the date of the Commitment but prior to Closing, which matters shall constitute valid "Exceptions" and which notice shall constitute valid "Title Objections"; provided, however, that Purchaser shall be able to terminate this Agreement with respect to such additional Title Objections (which do not constitute Contractual Cure Items) only if Owner (x) fails to eliminate such Title Objection on or prior to the Closing Date and (y) such Title Objection, individually or in the aggregate, would have a material adverse effect on the Property; provided, further, that if such matter would not constitute a material adverse effect on the Property, then Owner shall use commercially reasonable efforts to eliminate such Title Objections on or prior to the Closing Date, and if such Title Objections is not so eliminated by such time, then Purchaser shall be deemed to have accepted title to the Property subject to such Title Objections without abatement of the Purchase Price and such Title Objection will deemed to be, for all purposes, a Permitted Encumbrance.

                  7. APPORTIONMENTS.

                       (a) The following shall be apportioned between Purchaser and Owner as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Apportionment Date") on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year, and reflected on a closing statement (the "Closing Statement") to be agreed upon by Purchaser and Owner and executed at Closing:

                            (i) subject to Section 7(b),  prepaid  rents,  fixed
rents and additional rents payable pursuant to the Leases (including, without limitation, operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Leases) (collectively, "Rents") and all other revenue or income derived with respect to the Property, all on an if, as and when collected basis;

                            (ii) real estate taxes, sewer rents and taxes, water
rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property (collectively, "Property Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(c);

                            (iii)  fuel,  if any,  as  reasonably  estimated  by
Owner's supplier, at Owner's cost, together with any sales taxes payable in connection therewith, if any (a letter from Owner's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and Owner's cost therefor);

                            (iv)  prepaid  fees,  if any, for licenses and other
permits which will be transferred by Owner to Purchaser on the Closing Date;

                            (v) any  amounts  prepaid or payable by Owner  under
the Contracts in effect as of the Closing Date;

                            (vi) business improvement district dues, if any;

                            (vii)   such   other   items   as  are   customarily
apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the City, County and State of New York.

                       (b) (i) Monthly base rents (collectively, "Base Rents") under the Leases shall be adjusted and prorated on an if, as and when collected basis. Base Rents collected after the Closing Date from tenants who owe Base Rents for periods prior to the Closing Date, shall be applied, (A) first, in payment of Base Rents for the month in which received; (B) second, in payment of Base Rents for the month in which the Closing Date occurs; (C) third, in payment of Base Rents for any period after Closing Date for which Base Rent has not been paid; and (D) fourth, in payment of Base Rents for the periods prior to the Closing Date. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above and the party receiving such amount shall, within ten (10) business days, pay to the party entitled thereto the portion thereof to which it is entitled.

                            (ii)  Purchaser  will  use  commercially  reasonable
efforts, from and after the Closing, to demand payment of and collect rent and Additional Rent (as hereinafter defined) arrearages owed to Owner by any tenant for the benefit of Owner. Owner will have the right, after the Closing, to pursue any remedies against such tenants; provided, however, that Owner will not have the right to seek eviction of any tenant or otherwise commence any litigation against any tenant. Owner shall not compromise, waive or settle any claim against a tenant with respect to rent and Additional Rent arrearages in respect of any period prior to the Closing without the prior written consent of Purchaser.

                            (iii) With  respect to any Lease that  provides  for
the payment of additional or escalation rent based upon (A) a percentage of a tenant's gross sales during a specified annual or other period or (B) increases in real estate taxes, operating expenses, labor costs, cost of living indices or porter's wages (collectively, "Overage Rent"), such Overage Rent shall be adjusted and prorated on an if, as and when collected basis.

                            (iv) Subject to the other provisions of this Section
7, for any Overage Rent payable for an accounting period that expired prior to the Closing Date, but which shall be paid after the Closing Date, such entire amount shall belong to Owner and if Purchaser shall receive the same, Purchaser shall pay such amount (less reasonable collection costs) to Owner within ten
(10) business days after receipt thereof.

                            (v) Overage Rent payable for the  accounting  period
in which the Closing Date occurs shall be apportioned between Purchaser and Owner based upon the ratio that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period. If, prior to the Closing Date, Owner receives any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing Date, such sums shall be apportioned at the Closing Date. Any installments of Overage Rent attributable to Overage Rent for periods prior to the Closing Date, subject to the other provisions of this Section, shall belong to Owner and if Purchaser shall receive the same, Purchaser shall pay such amount (less reasonable collection costs) to Owner within ten (10) business days.

                            (vi) Any payment by tenants of Overage Rent shall be
applied to Overage Rents then due and payable in the following order of priority: (A) first, in payment of Overage Rents for the month in which received; (B) second, in payment of Overage Rents for the month in which the Closing Date occurs; (C) third, in payment of Overage Rents for any period after the Closing Date in which Overage Rents have not been paid; and (D) fourth, in payment of Overage Rents for the periods prior to the Closing Date. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above and the party receiving such amount shall, within ten (10) business days, pay to the party entitled thereto the portion thereof to which it is entitled.

                            (vii)  Subject to the payment  priority set forth in
clause (vi) above, to the extent any portion of Overage Rent is required to be paid monthly by tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year or any other applicable accounting period), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between Purchaser and Owner on the Closing Date based on such estimated payments (i.e., with (x) Owner entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the Closing Date occurs, to the extent such amounts are as of the Closing Date estimated to equal the amounts ultimately due to Owner for such periods, (y) Owner and Purchaser apportioning all monthly installments of such amounts with respect to the calendar month in which the Closing Date occurs and (z) Purchaser entitled to all monthly installments after the Closing. The parties shall make final reconciliation of such estimates pursuant to the provisions of Section 7(i) below.

                            (viii) To the extent that any tenant,  pursuant to a
right contained in an existing tenant lease, conducts an audit prior to December 26, 2002 respecting any Overage Rent or Additional Rent calculation (a "Rent Audit") for an accounting period that expires prior to the Closing Date, or otherwise becomes entitled to a refund of Overage Rent or Additional Rent with respect to a period that expires prior to or includes the Closing Date, Owner shall be liable for its prorated share of any refunds due to such tenant or be the recipient of any additional payments due by such tenant as the result of such Rent Audit (and will bear all costs relating to the Rent Audit which are the responsibility of the landlord under the lease in question (or a pro-rata share thereof if also covering subsequent periods including any period in which the Closing occurs)). As an example, if the landlord is required to reimburse a tenant for an audit covering only the operating expenses for the operating year before the Closing, that obligation shall be solely Owner's, but if the audit covers both the operating year before the Closing and the operating year in which the Closing occurs, such audit cost shall first be split between the two years based on the relative dollar amount to be repaid to the tenant for each such year, with Owner bearing all of the costs allocated to the pre-closing operating year, and then the amount allocated to the year in which the Closing occurs shall be apportioned between Owner and Purchaser based on the ownership of the Property during such operating year. The results of any Rent Audit for any accounting period in which the Closing Date occurs shall be apportioned in the same manner as Overage Rent. Rent Audits for accounting periods commencing after the Closing Date shall each be settled by Purchaser in accordance with the applicable existing Lease. Any amounts required to be paid by Owner under this paragraph (viii) shall be paid on or before December 26, 2002.

                            (ix) To the  extent  that  any  amounts  are paid or
payable by a tenant under a Lease in advance of the period to which such expense applies, whether as a one time payment or in installments (e.g. for real property tax escalations), such amounts shall be apportioned as provided above but based upon the period for which such payments were or are being made.

                            (x) To the  extent  tenants  pay items of Rent which
are not Base Rents or Overage Rents, such as charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature (collectively, "Additional Rent"), such rent shall be applied based on the period covered by such Additional Rent charge (i.e., the period the applicable work, utility or service was provided). If the period to which a payment of Additional Rent applies cannot reasonably be determined based on the context of such payment, then such Additional Rent shall be applied to the period(s) determined in accordance with paragraph (i) above in the same order of priority as Base Rent. For any Additional Rent payable for a period that expired prior to the Closing Date, but which shall be paid after the Closing Date, the entire amount thereof shall belong to Owner and if Purchaser shall receive the same, Purchaser will pay such amount to Owner within ten (10) business days. Additional Rent payable for the period in which the Closing Date occurs shall be apportioned between Owner and Purchaser based upon the same method used to apportion the underlying expense being billed to such tenant, or if such expense is not being apportioned, then based upon the ratio that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period.

                            (xi)  To the  extent  any  payment  received  from a
tenant after the Closing does not indicate whether the payment is for an item of Base Rent, Overage Rent or Additional Rent, and the same can not be clearly determined from the context of such payment (e.g., it is accompanied by an invoice for an item of Base Rent, Overage Rent or Additional Rent in such amount), then such payment will be applied (x) first to payment of any Base Rent then due or delinquent, in accordance with paragraphs (i) and (ii) above, (y) second to payment of any Additional Rent then due or delinquent, in accordance with paragraph (x) above and (z) third to any Overage Rent then due or delinquent, in accordance with paragraphs (iv)-(ix) above.

                       (c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Owner or Purchaser, as the case may be, shall make an appropriate payment to the other within ten (10) business days based on such recalculation. If as of the Closing Date the Property or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Owner shall only be responsible for the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay such installments which are due on or after the Closing Date.

                       (d) If there are water meters at the Property, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within two
(2) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Owner shall deliver to Purchaser, or Purchaser shall deliver to Owner, as the case may be, the amount determined to be due upon such readjustment.

                       (e) Owner will use commercially reasonable efforts to have meters for other utilities (not the responsibility of tenants) read on or just prior to the Closing Date. Charges for all electricity, steam, gas and other utility services (collectively, "Utilities") shall be for Owner's account up to the Apportionment Date and, from and after the Apportionment Date, all utilities shall be for Purchaser's account. Each Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Owner shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Owner, as the case may be, the amount determined to be due upon such adjustment.

                       (f) Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date, all of which shall be the property of Owner.

                       (g) With respect to all tax years prior to the tax year in which the Closing occurs, Purchaser shall be entitled to commence, continue and control the progress of, and shall be entitled to make all decisions with respect to, any proceeding or proceedings, whether or not now pending, for the reduction of the assessed valuation of the Property, and, in its sole discretion, to try or settle the same. Any such proceeding or proceedings with respect to the tax year in which the Closing occurs, and all decisions regarding the commencement, continuation, trial or settlement of such proceeding or proceedings, shall be controlled, subsequent to the Closing, by Purchaser. Each of Purchaser and Owner agrees to cooperate with the other in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to any other party to this Agreement, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consents or other documents, and the taking of any act necessary for the collection of such refund by the requesting party. During its period of ownership, Owner has challenged the Property assessments for tax years 1990-1991 through 2001-2002 and has settled and received payment on account of tax years 1990/91 through 1996/97. All refunds or credits owed to any tenants presently in occupancy on account of such refund(s) have been paid or credited by Owner in full. Any subsequent tax refunds belonging in whole or in part to Owner, shall be paid to Owner after first deducting therefrom any payments owed to tenants on account thereof or, if such payment is made directly to Owner or 1290 Partners, Owner shall pay to Purchaser such amounts (if any) owed to tenants on account thereof within ten (10) days after receipt of such refund.

                       (h) No later than December 1, 2002, Purchaser shall prepare and deliver to Owner (or its successor) for the review and approval of Owner a final reconciliation of the Closing Statement reasonably satisfactory to Owner in form and substance (the "Reconciliation Statement") setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). Owner and Purchaser shall use good faith efforts to agree upon the Reconciliation Statement by December 15, 2002. If Owner and Purchaser cannot agree upon the Reconciliation Statement by December 15, 2002, then Owner and Purchaser shall, within five (5) days thereafter (i) appoint Ernst & Young LLP (the "Independent Accountant"), to resolve all disputes in connection with the Reconciliation Statement for purposes of this Agreement within thirty (30) days after its appointment; and (ii) present in writing to the Independent Accountant, all work papers and other information used to prepare the Reconciliation Statement, and such additional information on their behalf as they shall desire supporting their positions. The resolution of the dispute rendered by such Independent Accountant shall be final and binding upon the Owner and Purchaser. The fees and expenses of the Independent Accountant shall be borne by the non-prevailing party in the dispute.

                       (i) The net amount due Owner or Purchaser, if any, by reason of adjustments to the closing statement executed by the parties at Closing, as shown in the Reconciliation Statement, shall be readjusted based upon the terms of this Section 7. If, based upon such readjustments, Owner is entitled to additional amounts, Purchaser will pay such amounts to Owner within ten (10) days following the approval by Owner and Purchaser but no later than December 26, 2002, unless there is a dispute submitted to the Independent Accountant, then within ten (10) days following the resolution of such dispute by the Independent Accountant. If, based upon such readjustments, Purchaser is entitled to additional amounts, Owner shall pay such amounts to Purchaser within ten (10) days following the approval by Owner and Purchaser of the Reconciliation Statement, but no later than December 26, 2002, unless there is a dispute submitted to the Independent Accountant, then within ten (10) days following the resolution of such dispute by the Independent Accountant. The adjustments, prorations and determinations agreed to by Owner and Purchaser in Reconciliation Statement or as determined by the Independent Accountant shall be conclusive and binding on the parties hereto. If any payment to be made after the Closing under this Section 7(i) shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in the Wall Street Journal plus 3% (the "Default Rate").

                       (j) On the Closing Date,  Purchaser  agrees to assume and
become responsible for (i) all of Owner's tenant improvement obligations (the "Tenant Improvements") and leasing commissions ("Leasing Commissions") set forth on Schedule Q hereto, (ii) the landlord's obligations under the Leases arising from and after the Closing Date and (iii) the obligations of Owner or 1290 Partners under the Contracts arising from and after the Closing Date (collectively, the "Assumed Obligations"). Except for the Assumed Obligations, Permitted Encumbrances, Leases, Contracts and other obligations expressly assumed by Purchaser hereunder, Owner shall remain liable and responsible for all of the obligations and liabilities of Owner and 1290 Partners.

                       (k) At the Closing, the cash portion of the Security Deposits (including any interest due thereon to the Closing Date) shall be credited against the Purchase Price.

                  8. COVENANTS OF OWNER.

                       (a) During the period from the date hereof until the Closing Date, Owner shall:

                            (i) maintain in full force and effect the  insurance
policies currently in effect with respect to the Property (or replacements continuing similar coverage);

                            (ii)  operate  and manage the  Property  in a manner
consistent with past practice;

                            (iii)  notify  Purchaser  promptly  of  any  of  the
following which takes place on or before the Closing Date: written notices of claimed material default or material non-performance received or given by Owner with respect to Leases to which any Major Tenant is a party ("Major Leases") or to which EMI Entertainment, ABN Amro, NCR Corporation and Straight Arrow Publishing is a party, or the Contracts, litigation commenced against or by Owner with respect to the Property, the Major Leases or Contracts, notices of condemnation proceedings and casualty losses to the Property; and

                            (iv) use reasonable  efforts to notify  Purchaser of
any written notices of claimed material default or material non-performance received or given by Owner with respect to any Leases not subject to Section 8(a)(iii).

                       (b) During the period from the date hereof until the Closing Date, Owner shall not, to the extent the same would be binding on or affect the Property or any owner thereof after the Closing, without Purchaser's prior approval (which approval shall not be unreasonably withheld or delayed):

                            (i) terminate any Lease;  amend or modify, or permit
the cancellation (other than non-material amendments or modifications or pursuant to an express option granted to tenant thereunder or which any tenant may have at law) or surrender of, or consent to the assignment or subletting under, any Lease unless contractually bound; or enter into any new lease or renewal lease (unless contractually bound on definitive terms) for space at the Property except pursuant to a leasing schedule agreed to in writing by the parties hereto;

                            (ii)  solicit,  initiate or encourage  (including by
way of furnishing information), any transaction involving the sale or other disposition of the Property, except as contemplated in this Agreement, including, without limitation, Section 8(c) hereof;

                            (iii)  affirmatively  subject  the  Property  to any
additional liens, encumbrances, covenants or easements; or

                            (iv)  sell,  transfer  or  otherwise  dispose of the
Property.

                       (c) Purchaser acknowledges and agrees that until such time as the Loan is funded Owner and the Special Committee of the Board of Directors of Owner ("Special Committee") shall be permitted to participate in discussions and negotiations, and to furnish information concerning Owner and/or the Property in connection with an unsolicited written inquiry, proposal or offer ("Unsolicited Offer") by an unaffiliated third party that the Special Committee reasonably believes (after having obtained sufficient preliminary information upon which to make such determination) that after giving due regard to the likelihood of consummation of such Unsolicited Offer, such Unsolicited Offer would result in Owner's stockholders realizing more value for their shares than they would in connection with the transactions contemplated by this Agreement (such offer a "Superior Offer"), which Superior Offer involves (x) the purchase of all or substantially all of the equity interests of Owner; (y) the purchase of all or substantially all of the Property; and/or (z) entering into any of the following transactions: merger, consolidation, business combination, recapitalization, liquidation and dissolution involving Owner; provided, however, that in any such case, it is the good faith opinion of the Special Committee, after consultation with outside counsel and after having obtained such preliminary information, that failure to participate in such discussion and negotiations or to furnish such information would likely be inconsistent with the Special Committee's duties to Owner's stockholders under applicable law.

                  Owner agrees that it will promptly (and in no event later than 24 hours after receipt of an Unsolicited Offer) notify Purchaser (which notice shall be provided orally and in writing and shall identify the person or entity making the Unsolicited Offer and set forth its material terms) after receipt of an Unsolicited Offer and thereafter shall keep Purchaser informed, on a current basis, of the status and material terms of any Unsolicited Offer.

                  The Special Committee shall recommend that Owner's stockholders vote to approve this Agreement (and this recommendation shall be included in Owner's SEC Disclosure Documents (as defined in Section 8(f)) and it may not withdraw or modify its recommendation in a manner adverse to Purchaser or recommend that the Owner's stockholders vote in favor of or accept an Unsolicited Offer. Notwithstanding the foregoing, until such time as the Loan is funded, the Special Committee may withdraw or modify its recommendation described above, or may recommend that Owner's stockholders vote in favor of or accept an Unsolicited Offer, if:

                            (i) it is the  opinion  of  the  Special  Committee,
after consultation with outside counsel, that failure to take such action would likely be inconsistent with the Special Committee's duties to the Owner 's stockholders under applicable law;

                            (ii) the  Special  Committee  shall  have  delivered
written notice to Purchaser, advising Purchaser that it intends to take such action unless the terms and conditions of this Agreement are amended, and three
(3) business days have elapsed following the Special Committee's delivery of such notice;

                            (iii)  this  Agreement  were  amended  by  Purchaser
before the expiration of said three-business-day period, and the Unsolicited Offer would nonetheless still constitute a Superior Offer; and

                            (iv) Owner has  complied  with its  obligations  set
forth in Section 8(c).

                       (d) Notwithstanding any other provision of this Section 8, Owner shall not accept or enter into any agreement concerning a Superior Offer for a period of at least five (5) business days after Purchaser's receipt of the initial notification of the Unsolicited Offer pursuant to this Section 8, during which period Owner shall, and shall cause its financial and legal advisors to, negotiate with Purchaser to amend the terms and conditions of this Agreement as would enable Purchaser to match the economic terms and other conditions contained in such Superior Offer in order to proceed with the transactions contemplated hereby.

                       (e) Owner shall use its commercially reasonable efforts to obtain voting agreements by May 16, 2002 from the holders of at least sixty-seven percent (67%) of the issued and outstanding holders of Owner Common Stock (the "Voting Agreements") substantially in the form attached hereto as
Exhibit 6.

                       (f) As soon as practicable following the execution of this Agreement and the Voting Agreements, Owner shall file with the Securities and Exchange Commission ("SEC") the applicable form of filing(s) prescribed by the SEC for transactions of the type contemplated hereby ("SEC Disclosure Documents"), in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations under the Exchange Act, and Owner will deliver a written notice to Purchaser notifying Purchaser that (A) such filing has been made upon the date that Owner files the SEC Disclosure Documents and (B) the date upon which it is notified by the SEC whether or not Owner's SEC Disclosure Documents will be reviewed by the SEC. Purchaser will cooperate with Owner in the preparation of the SEC Disclosure Documents and will provide Owner with all data concerning Purchaser as is reasonably necessary in the opinion of Owner's counsel in order for Owner to prepare the SEC Disclosure Documents. Owner shall use all commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to their respective SEC Disclosure Documents, and, if applicable, to cause the SEC Disclosure Documents to be mailed to its stockholders at the earliest practicable date. Owner agrees to afford Purchaser and its counsel a reasonable opportunity to review and comment upon the SEC Disclosure Documents prior to their being filed with the SEC and to provide Purchaser and its counsel with copies of any comments that Owner or its counsel may receive from the SEC or its staff with respect thereto as soon as practicable after the receipt of such comments. If the Special Committee withdraws or modifies its approval or recommendation of this Agreement and the consummation of the transactions contemplated hereby in accordance with
Section 8(c) hereof, Owner may postpone or delay the filing or mailing, as the case may be, of any or all of its respective SEC Disclosure Documents.

                       (g) If Owner elects not to  consummate  the  transactions
contemplated hereby and instead elects to pursue its rights set forth in Section 8(c), then Owner shall have the right to terminate this Agreement and shall not be in default hereunder so as to allow Purchaser to avail itself of the remedies set forth in Section 18(b) hereof; provided, however, that (A) from and after the date hereof until 11:59 p.m. on the date that Owner files the SEC Disclosure Documents with the SEC, but in no event later than June 1, 2002, if Owner shall terminate this Agreement pursuant to its rights set forth in Section 8(c), then Owner shall pay to Purchaser a fee equal to Fifteen Million Dollars
($15,000,000); and (B) from and after 12:00 a.m. on the date immediately following the date upon which the Owner files the SEC Disclosure Documents with the SEC, but in no event later than June 2, 2002, if Owner shall terminate this Agreement pursuant to its rights set forth in Section 8(c), then Owner shall pay to Purchaser a fee equal to Twenty Million Dollars ($20,000,000), which amounts in both subclauses (A) and (B) shall also be deemed to include all of Purchaser's expenses incurred in connection with the transactions contemplated hereby (the "Break Up Fee"). The Break Up Fee shall be payable to Purchaser upon the earlier of: (i) five (5) business days following the consummation of the Superior Offer; and (ii) December 31, 2002; and (iii) ninety (90) days following the termination of a Superior Offer transaction that Owner has elected to pursue in connection with its termination of this Agreement in accordance with this
Section 8(g); provided, however, that as to subclauses (ii) and (iii), on or prior to the date Owner is required to pay the Break Up Fee, Owner may elect, in lieu of paying the Break Up Fee on such date, to instead deliver to Purchaser a clean, irrevocable letter of credit in an amount equal to the Break Up Fee issued by a New York bank money center in favor of Purchaser, with an expiration date of July 15, 2003 and otherwise in form reasonably acceptable to Purchaser. The terms of such letter of credit shall provide that it may be drawn upon by Purchaser on or after June 30, 2003 if the payment of the Break Up Fee is not made by Owner on or prior to June 30, 2003. The parties acknowledge and agree that the amount of the Break Up Fee is not intended as a penalty and does not have the legal effect of a penalty, but instead serves as a reasonable estimate by the parties of the damage which would be suffered by Purchaser in such an event.

                       (h) Except for the Major Tenants (which shall be governed by Section 9(a)(iv) hereof), Owner shall use commercially reasonable efforts to obtain an executed estoppel certificate from each other tenant of the Building. Each such estoppel certificate shall confirm the existence of and pertinent facts surrounding the applicable Lease. If any lease has a form of estoppel certificate attached thereto, then Owner shall use its commercially reasonable efforts to deliver such form executed by such tenant. If no such form is attached, Owner shall use commercially reasonable efforts to deliver an estoppel letter in such form as is reasonably requested by Purchaser.

                       (i) Except for the Major Tenants (which shall be governed by Section 9(a)(v) hereof), at the request of Purchaser, Owner shall use its commercially reasonable efforts to obtain an executed subordination, nondisturbance and attornment agreement in connection with Purchaser's lender's mortgage financing from each other tenant of the Building. If any Lease has a form of subordination, nondisturbance and attornment agreement attached thereto, then Owner shall deliver such form executed by such tenant. If no such form is attached, Owner shall deliver a subordination, nondisturbance and attornment agreement in such form as is reasonably requested by Purchaser.

                       (j) Purchaser and Owner hereby covenant and agree to cooperate and use their respective commercially reasonable effort to effectuate and carry out the transactions contemplated by Section 2 hereof.

                       (k) Purchaser hereby covenants and agrees that to the extent that Purchaser determines not to assume any of the Contracts listed on Schedule D hereto, that it shall be responsible for any and all termination costs and expenses incurred by Owner relating to Purchaser's decision not to assume such Contract.

                       (l) Owner hereby covenants to cooperate with Purchaser in endeavoring to minimize the mortgage recording tax and agrees to use commercially reasonable efforts to cause the holder of the Existing Loan to assign the existing mortgage to Purchaser's designee upon repayment in full of such Existing Loan.

                  9. CONDITIONS.

                       (a) Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the Closing Date of the following conditions:

                            (i) Major Leases. All of the Major Leases,  plus the
leases for EMI Entertainment, ABN Amro, NCR Corporation and Straight Arrow Publishing shall all be in full force and effect in all material respects on the Closing Date.

                            (ii) Title.  The  Property  shall be subject only to
Permitted Encumbrances.

                            (iii)  Transaction  Expenses.  Owner shall have paid
all of the transaction expenses (or made provision for the payment thereof) for which it is responsible pursuant to Section 14.

                            (iv)   Estoppel   Certificates.   Owner  shall  have
delivered to Purchaser an executed estoppel certificate from each tenant listed on Schedule E (each such tenant referred to as a "Major Tenant"). Each such estoppel certificate shall be dated within forty-five (45) days prior to the date of Closing, and shall confirm the existence of and pertinent facts surrounding the applicable Lease. If any Major Lease has a form of estoppel certificate attached thereto, then Owner shall deliver such form executed by such tenant. If no such form is attached, Owner shall use commercially reasonable efforts to deliver an estoppel letter reasonably acceptable to Purchaser; provided, however, that in either event, Owner shall use commercially reasonable efforts to cause such Major Tenant to include within such estoppel certificate such other information as may be reasonably requested by Purchaser.

                            (v)  Subordination  Agreements.  At the  request  of
Purchaser, Owner shall have delivered to Purchaser an executed subordination, nondisturbance and attornment agreement in connection with Purchaser's lender's mortgage financing from each Major Tenant. If any Major Lease has a form of subordination, nondisturbance and attornment agreement attached thereto, then Owner shall deliver such form executed by such Major Tenant. If no such form is attached, Owner shall deliver a subordination, nondisturbance and attornment agreement in a form reasonably acceptable to Purchaser; provided, however, that in either event, Owner shall use commercially reasonable efforts to cause such Major Tenant to include within such subordination, nondisturbance and attornment agreement such other information as may be reasonably requested by Purchaser.

                            (vi)   Stockholder   Approval.    The   transactions
contemplated hereby shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of Owner's common stock, par value $10.00 per share ("Owner Common Stock").

                            (vii) Pay-Off Letter.  Owner shall have delivered to
Purchaser a customary payoff letter from General Electric Capital Corporation or other authorized lender under the Existing Loan Agreement in respect of the Existing Loan.

                            (viii) No Injunction. No provision of any applicable
law or regulation and no judgment, injunctions then enforceable against Purchaser, order or decree shall prohibit the transactions contemplated by this Agreement.

                            (ix)  Deliveries.  Owner  shall  have  executed  and
delivered all of the documents required to be delivered by it under Section 15(a) hereof.

                            (x) Representations and Warranties of Owner. Owner's
representations and warranties in this Agreement will be true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date. On the Closing Date, Owner will deliver to Purchaser a certificate, duly executed by an executive officer of Owner, certifying that Owner's representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date (the "Owner Closing Certification").

Purchaser shall have the right at any time to waive in writing any of the contingencies or conditions set forth in this Section 9(a). If the conditions and/or contingencies described in this Section 9(a) are not fully and completely satisfied on the Closing Date, unless Purchaser elects to waive the unsatisfied conditions and/or contingencies in writing, Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser by providing written notice of such termination to Owner at any time through and including the Closing Date.

                       (b) Conditions to the Obligations of Owner to the Closing. The obligations of Owner to effect the Closing shall be subject to the fulfillment or written waiver by Owner at or prior to the Closing Date of the following conditions:

                            (i) Funding.  Purchaser  shall have paid the balance
of the Purchase Price, after applying any credits against the Purchase Price hereunder, and authorized the release of the Deposit in accordance with Section 4(b)(i) with respect to the payment of the Purchase Price.

                            (ii) No  Injunction.  No provision of any applicable
law or regulation and no judgment, injunctions currently enforceable against Owner, order or decree shall prohibit the transactions contemplated by this Agreement.

                            (iii) Owner Stockholder  Approval.  The transactions
contemplated hereby shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of Owner Common Stock.

                            (iv) Transaction Expenses. Purchaser shall have paid
all or substantially all of the transaction expenses for which it is responsible pursuant to Section 14.

                            (v)  Representations  and  Warranties  of Purchaser.
Purchaser's representations and warranties in this Agreement will be true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date. On the Closing Date, Purchaser will deliver to Owner a certificate, duly executed by an executive officer of Purchaser, certifying that Purchaser's representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date (the "Purchaser Closing Certification").

                            (vi)  Deliveries.  Owner  shall  have  executed  and
delivered all of the documents required to be delivered by it under Section 15(b) hereof.

                            (vii) Loan. The Loan shall have been consummated.

                  10. CONDITION OF THE PROPERTY; REPRESENTATIONS.

                       (a) Owner hereby represents and warrants to Purchaser as of the date hereof and shall be deemed to have remade such representations and warranties as of the Closing as follows (each a "Representation"):

                            (i) Owner was duly formed and is validly existing as
a corporation in good standing under the laws of the State of Maryland. 1290 Partners was duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware. Owner owns 100% of the outstanding limited partnership interests of 1290 Partners, representing 99.9% of the partnership interest of 1290 Partners. 1290 GP Corp., a Delaware corporation, is the sole general partner of 1290 Partners, and owns 0.1% of the limited partnership interests in 1290 Partners. Owner owns all of the outstanding shares of 1290 GP Corp. Each of Owner and 1290 Partners has full power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it in all other jurisdictions in which Owner and 1290 Partners is transacting business except where the failure to have such licenses, permits and authorizations would not have a material adverse effect on the operation of the Property. Owner has full power and authority to enter into and perform this Agreement in accordance with its terms, and those executing this Agreement on its behalf are authorized to do so and thereby bind Owner to the terms hereof. This Agreement and all documents executed by Owner, or its affiliates, which are to be delivered to Purchaser at the Closing are, and at the time of the Closing, will be, duly authorized, executed and delivered by Owner or its affiliates, as the case may be, and at the time of the Closing, will be the legal, valid and binding obligations of Owner or its affiliates, as the case may be, enforceable against Owner or such affiliates in accordance with its terms subject to the approval of the stockholders of the Owner, and except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and do not and, at the time of the Closing, will not, constitute a default under any written obligation of Owner or violate any judicial order to which Owner is subject or bound, except where such default or violation would not have a material adverse effect on Owner's ability to perform its obligations hereunder or thereunder.

                            (ii) Schedule C is a true, correct and complete list
of all Leases in effect as of the date hereof. Owner has delivered or made available to Purchaser, true and complete copies of all Leases set forth on Schedule C. Other than as set forth in Schedule C, to Owner's Knowledge (as hereinafter defined) (A) no tenant under a Lease is in default under its Lease beyond the applicable cure period; except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property; (B) no tenant under a Lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that the landlord under its Lease is in default thereunder beyond the applicable cure period, or that such tenant has an existing valid counterclaim or a right of offset against any base rent or additional rent payable under its Lease, except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property; and (C) no tenant under a Lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that there is any dispute in the amount of base rent payable under its Lease, except for such allegations that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property. No consents are required under any Leases in connection with the consummation of the transactions contemplated by this Agreement. To Owner's Knowledge, there are no parties in possession of any portion or the Property, whether as lessees, tenants at sufferance, trespassers or otherwise, except for the tenants under the Leases or their assignees or subtenants under written assignments or subleases which have been delivered to Purchaser. For purposes of this Agreement, "Owner's Knowledge" shall mean the actual knowledge of the following individuals: John Jacobsson, Jeremy Fitzgerald, Andrew Cohen and Steven McGann, who are the individuals most likely to know of the matters to which such Knowledge is referenced.

                            (iii)  Schedule D is a true,  correct  and  complete
list of the Contracts in effect as of the date hereof. Owner has delivered or made available to Purchaser true and complete copies of all Contracts set forth on Schedule D.

                            (iv) Schedule F is a true, correct and complete list
of the security deposits, including cash, certificates of deposit, and letters of credit, currently held by Owner under the Leases in effect as of the date hereof (the "Security Deposits").

                            (v) Schedule G is a tenant arrearage  schedule which
is true, correct and complete in all material respects as of the date hereof.

                            (vi) Except for the matters set forth on Schedule H,
there is no action, suit, litigation, hearing or administrative proceeding ("Actions") to which the Property, or Owner is a party, pending before any court or other governmental authority or to Owner's Knowledge, threatened with respect to all or any portion of the Property or Owner, except for such Actions pending or threatened that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property.

                            (vii) There are no  condemnation  or eminent  domain
proceedings pending, or to the best of Owner's Knowledge, threatened against the Property.

                            (viii)  Except as set forth on Schedule I, there are
no collective bargaining agreements or other employment agreements to which Owner is a party (or by which Owner is bound) and relating to the Property.

                            (ix)  Except as set  forth on  Schedule  J,  neither
Owner nor the managing agent of the Property employs any union employees at the Property.

                            (x) To  Owner's  Knowledge,  except  as set forth on
Schedule K, no zoning, building, or other law, ordinance, regulation, or restriction is, or as of the Closing will be, violated by the continued maintenance, operation, or use of the Property in its present manner, except where such violation would not have a material adverse effect on the operation of the Property.

                            (xi)  Schedule  L sets  forth  a true,  correct  and
complete list of all brokerage agreements in effect as of the date hereof and which will be effective after the Closing relating to the Leases. Owner has delivered to Purchaser true, correct and complete copies of all such brokerage agreements listed in Schedule L (the "Brokerage Agreements").

                            (xii) Copies of insurance certificates setting forth
casualty and rent loss coverage maintained with respect to the Property are attached as Schedule M; the policies evidenced by such certificates are in full force and effect and premiums on said policies have been paid through September 30, 2002.

                            (xiii)  The  Environmental  Report  which  Owner has
delivered to Purchaser is a true, correct and complete copy of such report, and to Owner's Knowledge is the only such report relating to the environmental condition of the Property that has been issued or published in the past two years. Owner has not received any written warning notice, notice of violation, administrative complaint, judicial complaint or other formal or informal written notice alleging that conditions on the Property are in violation of any environmental laws, regulations, ordinances or rules.

                            (xiv) Each  tenant  under the  Leases has  commenced
payment of the base rent payable under its Lease except as set forth on Schedule N.

                            (xv)  The  only  material  documents  evidencing  or
securing the indebtedness related to that certain Loan Agreement among 1290 Partners, L.P., Lenders Party thereto and General Electric Capital Corporation, dated December 13, 1999 ("Existing Loan") are set forth on Schedule O (the "Existing Loan Documents"). The Existing Loan Documents have not been amended or modified except as set forth on Schedule O. True, correct and complete copies of the Existing Loan Documents have been delivered or made available to Purchaser.

                            (xvi)  1290  Partners  has fee  simple  title to the
Property, free and clear of all encumbrances, except for the Permitted Encumbrances.

                            (xvii) To Owner's Knowledge,  Owner holds, and there
are presently in effect, all zoning, building, or other licenses, permits, authorizations and approvals required for the operation of the Building by all governmental authorities having jurisdiction, except where the failure to have such licenses, permits, authorizations and approvals would not have a material adverse effect on the operation of the Building.

                            (xviii) Owner has not received any written notice of
any special assessments contemplated being imposed against the Property after the date hereof, except for such special assessments that, individually or in the aggregate, do not have a material adverse effect on the operation of the Property.

                            (xix) Owner has not received  written notice that it
is not in compliance in all material respects with all applicable laws, and to Owner's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed with or commenced before any governmental authority against it alleging any failure so to comply.

                            (xx) The Special  Committee has been duly authorized
by Owner to act with all authority of the Board of Directors of Owner with respect to the negotiation of this Agreement on behalf of such Board of Directors and to recommend this Agreement to the Board of Directors.

                            (xxi) Except for the Existing  Loan, the ISDA Master
Agreement, dated as of December 13, 1999, by and between 1290 Partners and Morgan Stanley Derivative Products, Inc. (the "Swap"), the Contracts and the Tenant Improvements and Leasing Commissions, or as set forth on Owner's consolidated financial statements filed with the SEC, neither the Owner nor 1290 Partners have any financial liabilities or obligations other than trade debt incurred in the ordinary course of operating the Property, all of which obligations and liabilities shall be paid, liquidated and/or discharged promptly after the Closing.

                            (xxii) No capital  improvements  are currently being
made at the Property.

                            (xxiii) As of the date hereof,  there are no pending
Rent Audits, and to Owner's Knowledge no threatened Rent Audits.

                            (xxiv)  To  Owner's  Knowledge,  none  of the  Third
Party Information described in Section 33(c) below contains any material misstatements or omissions or is misleading in any material manner.

The representations and warranties of Owner contained in this Section 10(a), as the same may be continued by the Owner Closing Certification, shall survive the Closing until December 30, 2002 (the "Limitation Period"). Sections 3(c), 3(d), 13, 20, 21, 22, 23, 24, 25, 26, 27, 29, 30, 31, 32 and 33 hereof shall survive the Closing and/or termination of this Agreement until the expiration of the Limitation Period. Sections 7, 8, 14, 18 and 28 hereof shall survive the Closing until the expiration of the Limitation Period. Each representation and warranty of Owner contained in this Section 10(a), and each post closing obligation of Owner set forth herein, shall automatically be null and void and of no further force and effect on the last day of the Limitation Period unless, on or prior to the last day of the Limitation Period, Purchaser shall in good faith have provided Owner with a written notice alleging that Owner shall be in breach of such representation, warranty or obligation, and specifying in reasonable detail the nature of such breach.

Purchaser  shall allow Owner  thirty (30) days after its notice  within which to cure such breach. If Owner fails to cure such breach after written notice thereof, Purchaser's sole remedy shall be to commence a legal proceeding for damages against Owner alleging that Owner shall be in breach of such representation, warranty or obligation and that Purchaser shall have suffered actual damages ("Damages") as a result thereof (a "Proceeding"), which Proceeding must be commenced, if at all, within thirty (30) days after the expiration of the Limitation Period; provided, however, that Owner shall have no liability to Purchaser or any of its successors or assigns with respect to a breach or breaches of its representations, warranties, obligations or otherwise hereunder if Purchaser had actual knowledge prior to the Closing Date of such breach, breaches or other liability relating to such Damages regardless of the amount of such Damages resulting from such breach, breaches or other liability; provided, however, that Owner shall have no liability to Purchaser or any of its successors or assigns hereunder for Damages in excess of $10,000,000 (less any amounts paid or payable by Owner in accordance with the terms of this Agreement following the Closing Date). In consideration for such limitation on liability, Owner agrees that following Closing, Owner (or any successor entity) shall maintain a tangible net worth of at least $10,000,000 (less any amounts paid or payable by Owner in accordance with the terms of this Agreement following the Closing Date) until the later of (A) December 31, 2002, if no Proceedings have been commenced by December 30, 2002; or (B) the final settlement of all Proceedings, if any Proceedings have been commenced and remain unresolved by December 30, 2002; provided, however, that if a dispute arises under Section 7(i) hereof with respect to the Reconciliation Statement, and such dispute is not resolved by December 31, 2002, then Owner will maintain until the date of final resolution of such dispute a tangible net worth equal to the disputed amount plus a reasonable sum necessary to pay any fees or expenses it may owe under Section 7(i). Notwithstanding the foregoing, Owner shall be relieved of any liability hereunder with respect to representations made by Owner in Section 10(a)(ii) concerning any tenant's Lease to the extent that such tenant independently confirms the content of such representation in a tenant estoppel certificate delivered to Purchaser on or prior to the Closing.

                       (b) Purchaser hereby represents and warrants to Owner as of the date hereof and shall be deemed to have remade such representations and warranties as of the Closing Date that:

                            (i) Purchaser is a Delaware limited  partnership and
has full power and authority to enter into and perform this Agreement in accordance with its terms and those executing this Agreement on its behalf are authorized to do so and thereby bind Purchaser to the terms hereof. This Agreement and all documents executed by Purchaser which are to be delivered at the Closing are, and at the time of the Closing will be, duly authorized, executed and delivered by Purchaser and at the time of the Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

                            (ii)  Purchaser is not  acquiring  the Property with
the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Owner at the Closing a certificate containing such factual representations as shall permit Owner and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a "party in interest" within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Owner.

                            (iii)  This   Agreement  and  all  documents  to  be
executed by Purchaser at the Closing do not and will not contravene with any provision of the organizational and formation documents of Purchaser, constitute a default under any written obligation of Purchaser or violate any judicial order to which Purchaser is subject or bound, except where such default or violation would not have a material adverse effect on Purchaser's ability to perform its obligations hereunder or thereunder.

                            (iv)  There  are  no  actions,  suits,  litigations,
hearings or administrative proceedings pending or to Purchaser's Knowledge, threatened to which Purchaser or any of its partners is a party before any court or other governmental authority which would have a material adverse effect on the transactions contemplated hereby. For purposes of this Agreement, "Purchaser's Knowledge" shall mean the actual knowledge of the following individuals: Stephen J. Zoukis, Christoph A. Kahl or Matt M. Bronfman, who are the individuals most likely to know of the matters to which such Knowledge is referenced.

                            (v)  Purchaser  has  sufficient   cash  on  hand  or
enforceable financial commitments from credible sources to allow it to pay the Purchase Price, consummate the transactions contemplated hereby, and pay all related fees and expenses as set forth herein.

                            (vi) Purchaser  hereby  acknowledges  that Purchaser
may have to bear the economic risk of its investment in the Property for an indefinite period of time.

                            (vii)  Purchaser  understands  that an investment in
the Property involves substantial risks. Purchaser understands the risks of, and other considerations relating to, the acquisition of the Property. Purchaser, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Property, (i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the Property and of making an informed investment decision; (ii) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests; and (iii) is capable of bearing the economic risk of such investment.

                            (viii)  Purchaser  need not give any notice to, make
any filing with, or obtain any authorization, consent, or approval of any person in connection with the consummation of the transactions contemplated by this Agreement.

                            (ix) The representations and warranties of Purchaser
contained in this Section 10(b), as the same may be continued by the Purchaser Closing Certification, shall survive the Closing until December 30, 2002.

                  11.  DAMAGE AND DESTRUCTION.

                       (a) If all or any part of the Building is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date, then:

                            (i) if there is not Material  Damage,  neither party
shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of said destruction or damage. In such event, Owner, upon receipt of the insurance proceeds referred to in Section 11(a)(ii) below, shall commence and proceed with any repair or restoration work necessary to perform repairs and/or rebuild the Building to substantially the same condition as it existed prior to the occurrence of any fire or other casualty to the Property.

                            (ii) Owner has the right to make a claim for, settle
and retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Property, in connection with the work contemplated under the preceding sentence, subject to Purchaser's reasonable approval of any such settlement. Any contracts entered into by Owner in accordance with the work contemplated hereunder pursuant to the terms hereof shall be deemed to be "Contracts" for purposes of this Agreement. If any such casualty occurs prior to the Closing and the insurance claim with respect thereto has not been settled or if settled the work has not been completed as of the Closing, Owner shall be relieved of the obligation to repair, restore and/or rebuild the Building and the Closing Statement shall reflect the following credits in favor of Owner and Purchaser: (x) in favor of Purchaser, the amount of the deductible on any casualty insurance policy in effect with respect to the Property (but in no event in excess of the amount of the loss), (y) if Owner shall have actually received on or prior to the Closing Date any insurance proceeds in connection with such casualty, in favor of Purchaser the amount of any such insurance proceeds actually received by Owner in connection with such casualty under any such casualty insurance policy less the reasonable expenses incurred by Owner in collecting such proceeds and performing the repair or restoration work and (z) in favor of Owner, an amount equal to the reasonable expenses incurred by Owner prior to the Closing Date in collecting the insurance proceeds and performing the repair or restoration work in connection with such casualty, to the extent not previously reimbursed to Owner from insurance proceeds. Any insurance proceeds not received by Owner and not expended for repairs or restoration work will be assigned to Purchaser at Closing.

                            (iii) if there is Material  Damage,  Purchaser shall
have the option, exercisable within ten (10) business days after the determination of the cost of repair or restoration pursuant to subsections (c) and (d) below, to terminate this Agreement by delivering notice thereof to Owner, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (iii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then Purchaser and Owner shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of said destruction or damage and, in such event, the casualty shall be deemed not to have caused Material Damage and the provisions of paragraphs (i) and (ii) above shall govern.

                       (b) As used herein the term "Material Damage" shall mean damage the estimated cost of repair or restoration of which exceeds Fifteen Million Dollars ($15,000,000).

                       (c) The estimated cost to repair and/or restore contemplated in Section 11(a) above shall be established by written estimates obtained by Owner from independent contractors and completed within thirty (30) days from the date of casualty and Owner shall promptly provide Purchaser with any such estimates upon its receipt thereof. The Closing Date may be extended by either Purchaser or Owner up to a maximum extension of ninety (90) days or as reasonably required to obtain such estimates (including the resolution of any arbitration required pursuant to Section 11(d) hereof), determine the availability and amount of insurance proceeds and give the notices required under this Section 11; provided, however, that rather than extend the Closing Date, Purchaser shall have the option to consummate the transactions contemplated hereby and assume the obligation to repair and restore such damages, in which event the provisions of the last two sentences of Section 11(a)(ii) shall be applicable. Owner and Purchaser shall cooperate and exercise due diligence to promptly obtain damage estimation and insurance proceeds.

                       (d) The provisions of this Section 11 supersede any law applicable to the Property governing the effect of fire or other casualty in contracts for the purchase and sale of real property or interests therein. Any disputes under this Section 11 as to the cost of repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Owner and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Owner and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the American Arbitration Association office in New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings in New York. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such Arbitrator shall be borne by the non-prevailing party.

                  12.  CONDEMNATION.

                       (a) If, prior to the Closing Date, any part of the Property is taken (other than a temporary taking), or if Owner shall receive an official notice from any governmental authority having eminent domain power over the Property of its intention to take, by eminent domain proceeding, any part of the Property (a "Taking"), then:

                            (i) if there is not a Material Taking, neither party
shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of such Taking; provided, that (x) if Owner shall have actually received on or prior to the Closing Date any award or other proceeds of such Taking, Purchaser shall be entitled to a credit at Closing in an amount equal to the proceeds actually collected by Owner as a result of such Taking less the reasonable expenses incurred by Owner in connection with such Taking and (y) Owner shall be entitled to a credit at Closing equal to the reasonable expenses incurred by Owner prior to the Closing Date in connection with such Taking, to the extent not previously reimbursed from any award or proceeds actually collected by Owner on or prior to the Closing Date.

                            (ii) if there is a Material Taking,  Purchaser shall
have the option, exercisable within ten (10) days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering notice thereof to Owner, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (ii) shall occur and Purchaser shall not within such ten (10) period elect to terminate this Agreement, then Purchaser and Owner shall consummate this transaction in accordance with this Agreement without any abatement of the Purchase Price or any liability or obligation on the part of Owner by reason of such Taking and the proviso in clause (i) above shall govern the amount credited at Closing.

                       (b) As used herein the term "Material Taking" shall mean a Taking, the estimated cost of repair or restoration of which exceeds Fifteen Million Dollars ($15,000,000).

                       (c) The provisions of this Section 12 supersede any law applicable to the Property governing the effect of condemnation in contracts for the purchase and sale of real property or interests therein. Any disputes under this Section 12 as to whether the Taking is a Material Taking shall be resolved by expedited arbitration before a single arbitrator acceptable to both Owner and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Owner and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the American Arbitration Association office in New York to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in New York. The costs and expenses of such Arbitrator shall be borne by non-prevailing party.

                  13.  BROKERS AND ADVISORS.

                       (a) Purchaser represents and warrants to Owner that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a "Broker") in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby agrees to indemnify, defend and hold Owner and the other Owner Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by a Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

                       (b) Except as set forth on Schedule P, Owner represents and warrants to Purchaser that Owner has not dealt or negotiated with, or engaged on their own behalf or for their benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. Owner hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Owner in connection with this Agreement or the transactions contemplated hereby.

                  14.  TRANSACTION COSTS.

                       (a) Owner shall be responsible for (i) payment in full of the Existing Loan and all amounts secured by the Existing Loan Documents, including without limitation all prepayment costs incurred in the prepayment of the Existing Loan and all costs of terminating the Swap; (ii) the costs of Owner's legal counsel, advisors and other professionals employed by it in connection with the purchase and sale of the Property and the other transactions contemplated by this Agreement; (iii) any recording fees relating to its obligations to remove Title Objections; and (iv) all conveyance closing costs, including state and local transfer, stamp or deed taxes.

                       (b) Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property and the other transactions contemplated by this Agreement, (iii) all mortgage recording taxes due in connection with Purchaser's financing and costs of the owner's and lender's policies of title insurance, and other endorsements and (iv) any additional attorneys' fees and other related costs incurred by Owner with respect to preparing and finalizing the SEC Disclosure Documents, including, without limitation, revisions thereto required in order to respond to any review by, and comments of, the SEC to the extent such additional fees and costs relate to AP-1290 being a partner of the Purchaser.

                  15.  DELIVERIES TO BE MADE ON THE CLOSING DATE.

                       (a) Owner Deliveries. It is contemplated that this transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the marked-up title commitment, and the payment of the Purchase Price. At Closing, Owner shall deliver to Purchaser the following:

                            (i) bargain and sale deed without  covenant  against
grantor's acts, duly executed and acknowledged by Owner, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the Property, subject to and in accordance with the provisions of this Agreement;

                            (ii) a good certified  check to the order of the New
York City Department of Finance in the amount of the Real Estate Transfer Tax, if any, due in connection with the delivery of the Deed in accordance with
Article 31 of the New York State Tax Law, and a return, if any be required, duly executed and acknowledged by Owner; and Purchaser also agrees to execute and acknowledge said return and to cause the check and the return to be delivered to the Register of the City of New York promptly after the Closing;

                            (iii) a good certified check to the order of the New
York City Department of Finance for the amount of the Real Property Transfer Tax, if any, in accordance with Title 11 of Chapter 21 of the Administrative Code of the City of New York and the return required by the said statute and the regulations issued pursuant to the authority thereof, duly executed and acknowledged by Owner; and Purchaser agrees to execute and acknowledge said return and to cause the check and the return to be delivered to the Register of the City of New York promptly after the Closing;

                            (iv) A bill of sale for the  Personalty  from Owner,
duly executed by Owner.

                            (v) An  assignment  and  assumption  of Leases  from
Owner, duly executed and acknowledged by Owner.

                            (vi) An  assignment by Owner of all  warranties  and
permits affecting the Property, duly executed by Owner.

                            (vii) An assignment and assumption of Contracts from
Owner, duly executed by Owner.

                            (viii) All  architectural  and engineering  drawings
and specifications, utilities layout plans, topographical plans and the like in Owner's possession and owned by Owner used in the construction, improvement, alteration or repair of the Building.

                            (ix)  Original   counterparts   of  all  Leases  and
Contracts, and all other books, records and files maintained by Owner's property manager relating to the construction, leasing, operation and maintenance of the Property.

                            (x) A notice  to each  tenant,  executed  by  Owner,
advising of the sale of the Property and directing that rent and other payments thereafter be sent to Purchaser at the address provided by Purchaser at Closing.

                            (xi) Such  affidavits  or  letters of  indemnity  as
Purchaser's title insurer shall require in order to issue, without extra charge, an owner's policy of title insurance free of any exceptions for unfiled mechanics' or materialmen's liens for work performed by Owner prior to Closing, or for rights of parties in possession other than pursuant to the Leases, and such documents, certificates, resolutions and other evidences of authority as Purchaser's title insurer may require as a condition to the issuance of a title insurance policy.

                            (xii) A  nonforeign  affidavit  as  required  by the
Foreign Investment in Real Property Tax Act ("FIRPTA"), as amended, duly executed by Owner.

                            (xiii)  The  Owner   Closing   Certification,   duly
executed by Owner.

                            (xiv)   Evidence   of  the   authorization   of  the
transactions contemplated hereby, including a Secretary of State certified copy of Owner's limited partnership certificate, a certificate of good standing from such Secretary of State and any required partnership consents to the transactions contemplated hereby.

                            (xv) The Closing Statement, duly executed by Owner.

                            (xvi)  With  respect  to  the   Security   Deposits,
Purchaser shall receive a credit against the Purchase Price in an amount equal to any cash Security Deposits, together with any interest due thereon to the Closing Date. All non-cash Security Deposits shall be transferred to Purchaser at Closing and Seller shall cooperate with Purchaser in effectuating a valid assignment and transfer of any letters of credit and other securities and guaranties constituting a part of the Security Deposits.

                            (xvii)   All   other   instruments   and   documents
reasonably   required  to  effectuate   this  Agreement  and  the   transactions
contemplated thereby.


                       (b) Purchaser Deliveries. At Closing, Purchaser shall deliver to Owner the following:

                            (i) In accordance with Owner's instructions,  a wire
transfer in the amount of the Purchase Price (subject to the adjustments provided for in this Agreement), transferred to the order or account of Owner or to such other person or persons as Owner shall designate in writing no later than two (2) business days prior to the Closing.

                            (ii) The Purchaser Closing Certification.

                            (iii)  The   assignment  and  assumption  of  Leases
referred to in Section 15(a) above, duly executed and acknowledged by Purchaser.

                            (iv) The  assignment  and  assumption  of  Contracts
referred to in Section 15(a) above, duly executed and acknowledged by Purchaser.

                            (v) The  assignment  and  assumption  of the  Tenant
Improvements and Leasing Commissions referred to in Section 4 above, duly executed and acknowledged by Purchaser.

                            (vi) A joint  direction  letter to the Escrow  Agent
authorizing the release of the Deposit to Owner.

                            (vii) All other instruments and documents reasonably
required to effectuate this Agreement and the transactions contemplated thereby.

                  16.  CLOSING DATE.

                       (a) The transactions contemplated by this Agreement (the "Closing") shall occur, on a date selected by Purchaser by giving no fewer than three (3) business days notice to Owner, which date shall be designated by Purchaser following approval of the transactions contemplated herein by not less than 66 2/3 % of the outstanding shares of Owner Common Stock, and:

                  (x) shall not be later than July 15, 2002 if the SEC shall have notified Owner that it will not review and comment upon the SEC Disclosure Documents; and

                  (y) shall not be later than August 28, 2002 if the SEC shall have notified Owner that it will review and comment upon the SEC Disclosure Documents.

at 10:00 a.m. (such date, or the date set for the Closing if Purchaser shall elect to extend this date pursuant to the terms of this Agreement, the "Scheduled Closing Date"; the actual date of the Closing, the "Closing Date"), at the offices of Akin, Gump, Strauss, Hauer & Feld LLP in New York, New York, or such other place as Purchaser and Owner shall mutually agree. Each of Purchaser and Owner shall have the right to extend the Scheduled Closing Date for a period or periods not to exceed five (5) business days in addition to the extension rights set forth in Sections 16(b) and 16(c) below.

                       (b) Purchaser Right to Extend Closing. Purchaser shall have the right to extend the deadline for the Closing Date to August 31, 2002 if the SEC shall have notified Owner that it will not review and comment upon the SEC Disclosure Documents, by giving written notice to Owner (the "Purchaser Extension Notice") within three (3) business days following delivery by Owner of written notice to Purchaser that the SEC has determined not to review and comment upon the SEC Disclosure Documents, and, simultaneously with the delivery of such Purchaser Extension Notice, Purchaser shall deliver the sum of ($15,000,000) Fifteen Million Dollars to Escrow Agent, as an addition to the Deposit, to be governed pursuant to the terms of Article 4 hereof

                       (c) Owner Right to Extend Closing. Owner shall have the right to extend the deadline for the Closing Date:

                  (i) to July 22, 2002, if the SEC shall have notified Owner that it will not review and comment upon the SEC Disclosure Documents, by giving written notice to Purchaser on or before June 27, 2002;

                  (ii) to a date not later than October 7, 2002, on a day-for-day corresponding basis to the extent it shall take the SEC more than fifty (50) days after it has notified the Public Company that it intends to review and comment upon the SEC Disclosure Documents

                       (d) Convene Meeting of Stockholders. Owner agrees that it shall, as promptly as practicable, give notice of, convene, and hold a meeting of its stockholders entitled to vote on the adoption of this Agreement in accordance with applicable law, for the purpose of obtaining the approval, by the stockholders of the Owner, of this agreement and Owner's performance of the obligations set forth herein.

                  17.  NOTICES.

                  Notwithstanding anything to the contrary which may be contained in this Agreement, all notices, demands, requests or other communications (collectively, "Notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

                       (i)  If to Owner or 1290 Partners, to:

                            Oaktree Capital  Management,  LLC
                            1301 Avenue of the Americas
                            34th Floor
                            New York, NY 10019
                            Attention: Russel Bernard
                            Fax: (212)284-1986

                            with a copy to (which shall not constitute notice):

                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            590 Madison Avenue
                            New York, NY 10019
                            Attention: Louis Vitali
                            Fax: (212) 872-1002

                       (ii) If to Purchaser, to:

                            Jamestown 1290 Partners
                            Two Paces West, Suite 1600
                            2727 Paces Ferry Road
                            Atlanta, Georgia 30339
                            Attention: Stephen J. Zoukis and Matt M. Bronfman
                            Fax: (770) 805-1001

                            with a copy to (which shall not constitute notice):

                            King & Spalding
                            1185 Avenue of the Americas
                            New York, New York  10036
                            Attention:  William B. Fryer
                            Fax: (212) 556-2222

                            with a copy to (which shall not constitute notice):

                            Holland & Knight LLP
                            1201 W. Peachtree Street, NE
                            Suite 2000
                            Atlanta, GA 30309
                            Attention:  A. Summey Orr III, Esq.
                            Fax: (404) 881-0470

                  Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party's attorney. Owner or Purchaser may designate, by not less than five (5) business days' notice given to the others in accordance with the terms of this Section 17, additional or substituted parties to whom Notices should be sent hereunder.

                  18.  DEFAULT BY PURCHASER OR OWNER.

                       (a) If, other than as a result of Owner's  default  under
Section 18(b) hereof or the permitted termination of this Agreement by either party hereto, Purchaser shall default in any material respect in the performance of any of its other obligations to be performed on or prior to the Closing Date and such default shall continue for five (5) business days after written notice to Purchaser, Owner's sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Owner, with respect to such default, shall be entitled to retain the Deposit as liquidated damages for Purchaser's default hereunder, it being agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain.

                       Notwithstanding anything herein to the contrary, in no event shall the failure of Purchaser to consummate the transactions contemplated herein as a result of the failure of one or more conditions to Purchaser's obligation to close contained in Section 9(a) constitute a default by Purchaser hereunder.

                       (b) If other than as a result of Purchaser's default under Section 18(a) hereof, pursuant to Section 8(c), or the permitted termination of this Agreement by either party hereto, Owner shall default in any material respect in any of its obligations to be performed on or prior to the Closing Date, and such default shall continue for five (5) business days after written notice to Owner, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser to the extent legally permissible) shall have the right subject to the other provisions of this Section 18(b) to seek to obtain specific performance of Owner's obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after such default, and if Purchaser prevails thereunder, Owner shall reimburse Purchaser for all reasonable legal fees, court costs and other reasonable out-of-pocket costs arising from such default; provided, however, that if a court of competent jurisdiction determines in a non-appealable order that specific performance against Owner is not an available remedy to Purchaser, Purchaser shall be entitled to receive a return of the Deposit, and, if a court of competent jurisdiction determines in a non-appealable order that specific performance against Owner is not an available remedy to Purchaser as a direct result of the willful misconduct or bad faith of Owner, to pursue a claim against Owner for actual damages incurred by Purchaser as a result of such default.

                       (c) Notwithstanding anything herein to the contrary, in no event shall the failure of Owner to consummate the transactions contemplated herein as a result of the failure of one or more conditions to Owner's obligation to close contained in Section 9(b) constitute a default by Owner hereunder.

                  19.  FIRPTA COMPLIANCE.

                  Owner shall comply with the provisions of FIRPTA. Owner acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Owner, Owner hereby represents and warrants that Owner is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Owner shall deliver to Purchaser a certification as the non-foreign status of Owner in the form of Exhibit 7, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

                  20.  ENTIRE AGREEMENT.

                  This Agreement and the Confidentiality Agreement contains all of the terms agreed upon between Owner and Purchaser with respect to the subject matter hereof, and all prior agreements (including, without limitation, the Original Purchase and Sale Agreement), understandings, representations and statements, oral or written, between Owner and Purchaser are merged into this Agreement.

                  21.  AMENDMENTS.

                  This Agreement may not be changed, modified or terminated, except by an instrument executed by Owner and Purchaser.

                  22.  WAIVER.

                  No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

                  23.  PARTIAL INVALIDITY.

                  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

                  24.  SECTION HEADINGS.

                  The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

                  25.  GOVERNING LAW; SUBMISSION TO JURISDICTION.

                  This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. Purchaser submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Purchaser also agrees not to bring any action arising out of or relating to this Agreement in any other court. Purchaser agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Purchaser waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

                  26.  PARTIES; ASSIGNMENT AND RECORDING.

                       (a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Owner and Purchaser and their respective successors and permitted assigns.

                       (b) Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder (or any of the direct or indirect ownership interests in Purchaser if the primary purpose of such transfer is to transfer Purchaser's rights under this Agreement), without first obtaining Owner's consent thereto; provided, that Purchaser may assign this Agreement to one or more Persons (as defined below); provided, that, such Person shall be an Eligible Assignee (as defined below) and such Person assumes all of Purchaser's obligations hereunder and agree to be bound by all of the terms and conditions hereof and pay any transfer taxes payable in connection with such assignment.

                       (c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Owner's consent thereto.

                       (d) As used herein:

                            (i) the term "Persons" shall mean a corporation,  an
association, a partnership (general or limited), a joint venture, an estate, a trust, a limited liability company, a limited liability partnership, any other legal entity, or an individual;

                            (ii) the term  "Eligible  Assignee"  shall  mean (A)
with respect to Purchaser, any Persons Controlled by at least one or more of the following individuals: Christoph A. Kahl and Stephen J. Zoukis and (B) any other person or entity in tenancy in common with Purchaser or a Person described in clause (A) above; provided, however, that notwithstanding any assignment pursuant to subclause (B), Purchaser shall remain solely responsible for all of its rights, obligations, agreements and covenants hereunder; and

                            (iii) the term "Control" and  "Controlled  by" shall
mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, managing member, officer or director of the Person in question), to (i) direct or cause the direction of the management and policies of an entity, or
(ii) conduct the day-to-day business operations of a Person. A Person or Persons shall be deemed to direct or cause the direction of the management and policies of a Person (and accordingly satisfy clause (i) of the foregoing test for "Control") if the consent or approval of such Person(s) shall be required with respect to major decisions concerning such entity.

                  27.  CONFIDENTIALITY AND PRESS RELEASES.

                       (a) Until the Closing, Purchaser and its partners, members, attorneys, agents, employees and consultants will treat the information disclosed to it by Owner, or otherwise gained through Purchaser's access to the Property and Owner's books and records, as confidential, giving it the same care as Purchaser's own confidential information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby or as required by law. Owner acknowledges that Purchaser will incorporate information relating to the Property in one or more prospectuses or other offering memoranda and related supporting materials to be distributed to potential investors and filed with various governmental agencies. Purchaser acknowledges that any information contained in any such prospectuses, memoranda or other materials shall not be materially inconsistent with any of the information contained the SEC Disclosure Documents.

                       (b) In the event of a termination of this Agreement, Purchaser shall promptly return copies of all such confidential information in its possession to Owner and will use commercially reasonable efforts to cause other persons to whom it has delivered copies of such confidential information to return the same to Owner. The parties agree that the Confidentiality Letter Agreement, dated December 10, 2001, between Purchaser and Owner, is hereby superceded by the terms and conditions of this Agreement. Owner is entitled (i) to issue a press release related to the transactions contemplated by this Agreement (a copy of which shall be delivered to Purchaser for its review prior to such issuance) and (ii) to disclose information related to the transactions contemplated by this Agreement to the extent required (in the determination of counsel to Owner) by the SEC or otherwise by applicable law.

                       (c) The parties acknowledge and agree that irreparable damage would occur if any provision of this Section 27 was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  28.  FURTHER ASSURANCES.

                  Owner and Purchaser will do, execute, acknowledge and deliver all and every such further acts, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement.

                  29.  THIRD PARTY BENEFICIARY.

                  This Agreement is an agreement solely for the benefit of Owner and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.

                  30.  WAIVER OF TRIAL BY JURY.

                  Owner and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Agreement.

                  31.  MISCELLANEOUS.

                       (a)  This   Agreement   may  be   executed   in  multiple
counterparts, each of which shall be deemed an original and together constitute one and the same instrument.

                       (b) Any consent or approval to be given hereunder (whether by Owner or Purchaser) shall not be effective unless the same shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Owner or Purchaser may be withheld by Owner or Purchaser in its sole and absolute discretion.

                  32.  ATTORNEYS' FEES.

                  In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation.

                  33.  DISCLAIMERS.

                       (a) Except as otherwise expressly provided in this Agreement, Purchaser agrees to accept the Property on an "as-is, where-is and with all faults" basis. Nothing contained in this Section 33(a) or in any other provision of this Section 35 shall have the effect of negating, overriding or limiting any of the express representations and warranties of Owner contained in this Agreement.

                       (b) This Agreement, as written, contains all the terms of the agreement between the parties as of the date hereof, and Purchaser acknowledges that neither Owner, nor any of their respective affiliates
(including, without limitation, their respective directors, officers, shareholders, partners or members), nor any of their respective employees, agents or representatives, has made any representations or held out any inducements to Purchaser, and Owner hereby specifically disclaims any representation, oral or written, past, present or future, other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied, and will not be relying, on any representations or warranties other than those specifically set forth in this Agreement, and neither Owner nor any of Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), nor any of their respective employees, agents or representatives, has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein.

                       (c) Purchaser acknowledges and agrees that (i) some of the information relating to the Property (including without limitation the information listed in Section 3(b) hereof) that has been or will be delivered or made available to Purchaser and Purchaser's Representatives by Owner or Owner affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), and any of their respective employees, agents or representatives, may have been prepared by third parties and may not be the work product of Owner and/or any of Owner's affiliates (such information referred to as the "Third Party Information"); (ii) neither Owner nor any of Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), nor any of their respective employees, agents or representatives has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Third Party Information; (iii) the Third Party Information delivered or made available to Purchaser and Purchaser's Representatives is furnished to them at the request, and for the convenience of, Purchaser; (iv) Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of Purchaser's Representatives and on the representations of Owner contained herein and is not relying in any way on the Third Party Information furnished by Owner or any of Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), or any of their respective employees, agents or representatives; and (v) except as set forth in Section 10(a) above, Owner disclaims any representations or warranties with respect to the accuracy or completeness of the Third Party Information and Purchaser hereby releases Owner and Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), and any of their respective employees, agents or representatives, from any and all liability with respect thereto.

                       (d) Purchaser and anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Owner and Owner's affiliates (including, without limitation, their respective directors, officers, shareholders, partners or members), and any of their respective employees, agents or representatives, from any and all claims that it may now have or hereafter acquire against Owner or Owner's affiliates, or their officers, directors, employees, agents or representatives, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Property, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against Owner based upon any representations, obligations and liabilities of Owner expressly provided in this Agreement.

                  IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto as of the day and year first above written.

                                         OWNER:

                                         METROPOLIS REALTY TRUST, INC.



                                         By: /s/ John R.S. Jacobsson
                                            ---------------------------
                                            Name: John R.S. Jacobsson
                                            Title: Vice President



                                         PURCHASER:

                                         JAMESTOWN 1290, L.P.

                                         By:  JT 1290 Corp., its General Partner



                                         By: /s/ Stephen J. Zoukis
                                            ---------------------------
                                            Name: Stephen J. Zoukis
                                            Title: President



                                         1290 PARTNERS:

                                         The undersigned  agrees to transfer its
                                         interest  in the  Property  at  Closing
                                         subject to and in  accordance  with the
                                         terms hereof.

                                         1290 PARTNERS, L.P.

                                         By:  1290 GP Corp., its General Partner


                                         By: /s/ John R.S. Jacobsson
                                            ---------------------------
                                            Name: John R.S. Jacobsson
                                            Title: Vice President

                                         ESCROW AGENT:

                                         The  undersigned  acknowledges  that it
                                         has  reviewed and agrees to be bound by
                                         the provisions of Article 4 hereof.

                                         FIDELITY   NATIONAL   TITLE   INSURANCE
                                         COMPANY

                                         By: /s/ Karen Kirspel
                                            ---------------------------
                                            Name: Karen Kirspel
                                            Title: Senior Coordinator

                                   Schedule D

                              List of Major Tenants
                              ---------------------



Equitable Life

Warner Music

Robinson Silverman

The Bank of New York/GMAC

Morrison Foerster

Deutsche Bank